EXHIBIT 99.1

February 24, 2010 — Lawler, Iowa — Homeland Energy Solutions, LLC today reported financial results for the company’s fiscal year ended December 31, 2009.  Net income for the year was approximately $15.6 million which is approximately $171 per capital unit.  More complete financial statements and information regarding the company’s 2009 fiscal year will be issued in March 2010.